Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS
FIRST QUARTER EARNINGS

2009 Earnings Guidance Reaffirmed

Highlights
•	First quarter earnings per diluted share of $0.64 in 2009 vs. $0.30 in 2008
•	Comparable first quarter earnings per diluted share, excluding the consolidation of BIBP and restaurant impairment and disposition losses, were $0.43 in 2009 vs. $0.50 in 2008, a decrease of 14.0%
•	Domestic system-wide comparable sales increase of 0.3% for the quarter
•	24 net Papa John’s worldwide unit openings during the quarter
•	Earnings guidance for 2009 reaffirmed at a range of $1.36 to $1.44 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (May 5, 2009) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $285.0 million for the first quarter of 2009, representing a decrease of 1.4% from revenues of $289.0 million for the same period in 2008 primarily due to the divestiture of 62 company-owned restaurants to franchisees during the fourth quarter of 2008. Net income for the first quarter of 2009 was $17.8 million, or $0.64 per diluted share (including after-tax income of $5.9 million, or $0.21 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2008 first quarter net income of $8.6 million, or $0.30 per diluted share (including a net loss of approximately $5.2 million, or $0.18 per diluted share, from the consolidation of BIBP and a net charge of approximately $700,000, or $0.02 per diluted share, related to restaurant impairment and disposition losses).

New Accounting Pronouncement

We adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51 (SFAS No. 160), in the first quarter of 2009. SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, but separate from the equity of the parent company. The statement also requires that consolidated net income be reported as amounts attributable to the parent and the noncontrolling interest, rather than expensing the income attributable to the minority interest holder.

The provisions of SFAS No. 160 apply to our joint venture arrangements with Colonel’s Limited, LLC (51 restaurants) and Star Papa, LP (76 restaurants). The minority interest holders own 30% of Colonel’s Limited and 49% of Star Papa. The accompanying financial statements, including the prior year presentation, have been modified to comply with the requirements of this new accounting standard.

Non-GAAP Measures

Certain components of the financial information we present in this press release that exclude the impact of the consolidation of BIBP and restaurant impairment and disposition losses, are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the above-mentioned items is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of these items because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the financial results we present in this press release excluding the impact of the above-mentioned items to our GAAP financial measures for the first quarter ended March 29, 2009 and March 30, 2008.

	First Quarter
(In thousands, except per share amounts)	2009	2008

Pre-tax income, net of noncontrolling interests, as reported	$28,141	$13,601
(Gain) loss from BIBP cheese purchasing entity	(9,025)	7,951
Restaurant impairment and disposition losses	-	1,211
Pre-tax income, net of noncontrolling interests, excluding noted items	$19,116	$22,763

Net income, as reported	$17,839	$8,625
(Gain) loss from BIBP cheese purchasing entity	(5,866)	5,168
Restaurant impairment and disposition losses	-	730
Net income, excluding noted items	$11,973	$14,523

Earnings per diluted share, as reported	$0.64	$0.30
(Gain) loss from BIBP cheese purchasing entity	(0.21)	0.18
Restaurant impairment and disposition losses	-	0.02
Earnings per diluted share, excluding noted items	$0.43	$0.50

Cash flow from operations, as reported	$31,965	$20,340
BIBP cheese purchasing entity	(9,025)	7,951
Cash flow from operations, excluding BIBP	$22,940	$28,291

“We are pleased with the performance of our system during the first quarter,” commented Papa John's Founder, Chairman and Chief Executive Officer, John Schnatter. “The significant investments we have made in our system, largely through our franchise support program, are working, with both our franchise and corporate operators achieving success in a very challenging economic and competitive environment.”

“We are also excited to welcome Jude Thompson as our President and Chief Operating Officer,” Schnatter continued.  “Jude has been invaluable to me and the entire Papa John’s system over the last five months during my transition back to the role of CEO.  I look forward to the continued partnership with Jude and the entire leadership team as we continue to move our brand forward.”

Revenues Comparison

Consolidated revenues were $285.0 million for the first quarter of 2009, a decrease of $4.0 million, or 1.4%, over the corresponding 2008 period. The decrease in revenues was principally due to the following:

•	Domestic company-owned restaurant revenues decreased $7.2 million, reflecting the divestiture of 62 company-owned restaurants to franchisees during the fourth quarter of 2008.
•
Variable interest entities restaurant sales increased $3.6 million due to the consolidation of two additional franchise entities in the first quarter of 2009. We extended loans to these two entities in the fourth quarter of 2008 in conjunction with our sale of company-owned restaurants.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the first quarter of 2009 was $28.1 million, compared to $13.6 million for the corresponding period in 2008. Excluding the impact of the noted items in the previous table, first quarter 2009 pre-tax income was $19.1 million, a decrease of $3.6 million or 16.0%, from the 2008 comparable results. An analysis of the changes in pre-tax income for the first quarter 2009 (excluding the consolidation of BIBP) is summarized as follows (analyzed on a segment basis -- see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•	Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased $2.6 million for the first quarter, comprised of the following:

	First Quarter
	Mar. 29,	Mar. 30,	Increase
	2009	2008	(Decrease)

Recurring operations	$10,391	$9,009	$1,382
Impairment and disposition charges	-	(1,211)	1,211
Total segment operating income	$10,391	$7,798	$2,593

The increase of $1.4 million in domestic company-owned restaurants' income from recurring operations was primarily due to an improvement in margin as a result of pricing and product mix profitability, a decrease in discretionary local advertising spending and lower salaries and benefits costs due to effective labor management and the divestiture of 62 restaurants in late 2008 which had a higher labor cost as a percentage of sales.

Restaurant operating margin on an external basis was 23.4% for the first quarter of 2009 compared to 18.9% for the comparable 2008 period.  Excluding the impact of the consolidation of BIBP, restaurant operating margin was 21.7% for the first quarter of 2009, compared to 20.2% in the prior comparable quarter.

We recorded restaurant impairment and disposition charges of $1.2 million in the first quarter of 2008, primarily related to the loss on the sale of 17 restaurants in one market (the sale was completed during the fourth quarter of 2008).

•
Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $1.0 million for the three months ended March 29, 2009, as compared to the corresponding 2008 period, reflecting a decline in distribution costs from lower fuel prices.

•
Domestic Franchising Segment. Domestic franchise sales for the first quarter of 2009 increased 4.1% to $397.7 million from $381.9 million for the same period in 2008. The increase for the first quarter was due to an increase in equivalent units of 3.7%, primarily due to the purchase of 62 restaurants from the Company during the fourth quarter of 2008, and an increase in comparable sales of 0.3%. Domestic franchising operating income decreased approximately $800,000 to $13.7 million for the three months ended March 29, 2009, from $14.5 million in the prior comparable period. The decrease was primarily due to lower franchise and development fees as there were eight fewer domestic franchise unit openings in the first quarter of 2009, and the first quarter of 2008 included the collection of approximately $500,000 in franchise renewal fees associated with the domestic franchise renewal program. Additionally, the average fee per unit opening was lower due to various incentive programs in place during the current year quarter.

The company recently announced a comprehensive 25th Anniversary development incentive program that provides for no franchise fee, no royalty for 12 months and the opportunity for a $10,000 early opening award payment, if certain conditions are met related to new domestic unit openings.

•
International Segment. The international segment reported an operating loss of $800,000 for the three months ended March 29, 2009, compared to a loss of $1.7 million in the first quarter of the prior year. The improvement in the operating results reflects leverage on the international organizational structure from increased revenues due to growth in the number of units and unit volumes.

•
All Others Segment. The operating income for the “All others” reporting segment was approximately $400,000 in the first quarter of 2009, or a decrease of $2.1 million from the corresponding 2008 period. The decrease occurred primarily in our online ordering system business (a $1.4 million decline in operating income) and our print and promotions subsidiary, Preferred Marketing Solutions (a $600,000 decline in operating income).  The decline in the online ordering system business reflects a reduction in the online fee percentage in accordance with our previously disclosed agreement with the domestic franchise system to operate the business at a break-even level beginning in 2009.  The decline in profitability in the print and promotions business is due to lower sales in 2009, as compared to 2008, reflecting the general deterioration of the economic environment.

•
Unallocated Corporate Segment. Unallocated corporate expenses increased approximately $3.8 million for the three months ended March 29, 2009, as compared to the corresponding quarter of the prior year. The components of unallocated corporate expenses were as follows (in thousands):

	First Quarter
	Mar. 29,	Mar. 30,	Increase
	2009	2008	(decrease)

General and administrative (a)	$6,795	$6,149	$646
Net interest	1,036	1,172	(136)
Depreciation	2,128	1,798	330
Franchise support initiatives (b)	2,247	75	2,172
Provisions for uncollectible accounts and notes receivable (c)	1,063	259	804
Other income	(244)	(234)	(10)
Total unallocated corporate expenses	$13,025	$9,219	$3,806

(a)	The increase in general and administrative expenses is primarily due to increased professional fees and management transition costs.
(b)	Primarily consists of discretionary contributions to the national marketing fund and other local advertising cooperatives.
(c)
The increase in the provisions for uncollectible accounts and notes receivable was primarily due to our evaluation of the collectibility of  certain specific receivables, including amounts due from one third-party customer.

The effective income tax rate was 35.4% for the three-month period ended March 29, 2009, as compared to 35.2% for the corresponding 2008 period (35.7% and 35.2% excluding BIBP for 2009 and 2008, respectively).

Cash Flow

Cash flow from operations was $32.0 million for the first quarter of 2009 as compared to $20.3 million for the comparable period in 2008. The consolidation of BIBP increased cash flow from operations by approximately $9.0 million in the first quarter of 2009 and decreased cash flow from operations by approximately $8.0 million in the first quarter of 2008. Excluding the impact of the consolidation of BIBP, cash flow from operations was $22.9 million in 2009, as compared to $28.3 million in the corresponding  period in 2008. The $5.4 million decrease, excluding the consolidation of BIBP, was primarily due to a decrease in net income and a decline in working capital, primarily the reduction in accrued expenses.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three-month period ended March 29, 2009.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the first quarter of 2009 increased 0.3% (comprised of a 0.3% increase at both company-owned and franchised restaurants). The timing of the Easter holiday weekend was estimated to have had a beneficial 0.3% impact on the first quarter 2009 results (and to have a similar negative impact on second quarter results). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

 During the first quarter of 2009, 17 domestic restaurants were opened (three company-owned and 14 franchised) and 21 domestic restaurants were closed (four company-owned and 17 franchised). Our total domestic development pipeline as of March 29, 2009 included approximately 300 restaurants scheduled to open over the next ten years.

At March 29, 2009, there were 3,404 domestic and international Papa John’s restaurants (612 company-owned and 2,792 franchised) operating in all 50 states and 29 countries. As previously noted, the company-owned unit count includes 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•	During the first quarter of 2009, 34 international franchised restaurants were opened while six international restaurants were closed (one company-owned and five franchised).
•
International franchise sales increased approximately 11% to $58.1 million in the first quarter of 2009, from $52.4 million in the prior year comparable period. The increase in the first quarter would have approximated 30% without the negative impact of foreign currency exchange rate fluctuations.

•	During the quarter, we opened our first franchised restaurant in the Dominican Republic.

As of March 29, 2009, the company had a total of 616 restaurants operating internationally (22 company-owned and 594 franchised), of which 206 were located in Korea and China and 126 were located in the United Kingdom and Ireland. Our total international development pipeline as of March 29, 2009 included approximately 1,200 restaurants scheduled to open over the next ten years.

Acquisition / Disposition Activity

At the end of April 2009, we completed the sale of ten company-owned restaurants in Albuquerque, New Mexico. The sales price of $1.1 million consisted of a cash payment of $600,000 and notes financed by Papa John’s to the purchasers, who are current Papa John’s franchisees, for $500,000.

We have executed an agreement to acquire 11 franchised Papa John’s restaurants in South Florida at the end of May 2009, to be managed in conjunction with the existing 13 company-owned restaurants in South Florida. We currently have no plans for any additional significant acquisitions or dispositions during the remainder of 2009.

Share Repurchase Activity

The company repurchased 275,000 shares of its common stock at an average price of $18.05 per share, or a total of $5.0 million, during the first quarter of 2009. A total of 359,000 shares of common stock were issued upon the exercise of stock options in the first quarter of 2009.  Under our current authorization, the company has $57.3 million remaining available for the repurchase of common stock.

 The Company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 27.7 million diluted weighted average shares outstanding for the first quarter of 2009, as compared to 28.9 million for the same period in 2008, a 4.1% decrease. Approximately 27.7 million actual shares of the company’s common stock were outstanding as of March 29, 2009.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.01 for the first quarter of 2009.

2009 Earnings Guidance Reaffirmed

The company reaffirms its previously announced 2009 earnings per diluted share guidance in the range of $1.36 to $1.44 for the year. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP. The projected earnings guidance includes $0.30 to $0.35 per diluted share unfavorable impact of 2009 initiatives, including the impact of the franchise support initiatives, management transition costs and certain additional initiatives focused on enhancing quality and driving alternative ordering channels. The comparable base earnings results for 2008 were $1.68 per diluted share.

We reiterate our expectations for full-year net worldwide unit growth of 100 to 140 units, with domestic net openings expected to exceed initial assumptions and international net openings expected to fall short of initial assumptions. We further reiterate our expectations for full-year domestic system-wide sales ranging from flat to negative 2%. Our reaffirmation of the guidance reflects continued concern over the uncertainty of the economic environment, including consumer spending, commodity prices and fuel costs.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability of the company to pass along such increases in or sustained high costs to franchisees or consumers; and the impact of legal claims and current proposed legislation impacting our business. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2008.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for May 6, 2009 at 10:00 a.m. Eastern Daylight Time to review first quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 95822181) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 95822181).

The conference call will be available for replay, including downloadable podcast, beginning May 6, 2009, at approximately noon Eastern Daylight Time, through May 13, 2009, at midnight Eastern Daylight Time. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 95822181). International participants may dial 706-645-9291 (pass code 95822181).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended
	Mar. 29,	Mar. 30,
(In thousands, except per share amounts)	2009	2008

Revenues	$284,972	$289,005

Income before income taxes, net of noncontrolling interests*	$28,141	$13,601

Net income	$17,839	$8,625

Earnings per share - assuming dilution	$0.64	$0.30

Weighted average shares outstanding - assuming dilution	27,707	28,885

EBITDA (1)	$37,380	$23,233

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests (in thousands):

	Three Months Ended
	Mar. 29,	Mar. 30,
	2009	2008

Domestic company-owned restaurants	$10,391	$7,798
Domestic commissaries	9,384	8,433
Domestic franchising	13,682	14,472
International	(777)	(1,739)
All others	401	2,525
Unallocated corporate expenses	(13,025)	(9,219)
Elimination of intersegment profit	(15)	(174)
Income before income taxes, excluding VIEs	20,041	22,096
VIEs, primarily BIBP (2)	9,025	(7,951)
Less: noncontrolling interests	(925)	(544)
Total income before income taxes, net of noncontrolling interests	$28,141	$13,601

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended
	Mar. 29,	Mar. 30,
	2009	2008

EBITDA (1)	$37,380	$23,233
Income tax expense	(10,302)	(4,976)
Net interest	(1,284)	(1,626)
Depreciation and amortization	(7,955)	(8,006)
Net income	$17,839	$8,625

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated operating income of approximately $9.0 million in the first quarter of 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $2.2 million and $7.1 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the first quarter of 2008, BIBP reported an operating loss of $8.0 million, which was primarily composed of losses associated with cheese sold to domestic company-owned and franchised restaurants of $1.9 million and $5.6 million, respectively. The remainder of the loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
	March 29, 2009	March 30, 2008
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$131,705	$138,855
Variable interest entities restaurant sales	5,671	2,040
Franchise royalties	15,361	15,445
Franchise and development fees	228	920
Commissary sales	107,916	106,047
Other sales	14,769	16,845
International:
Royalties and franchise and development fees	3,235	3,020
Restaurant and commissary sales	6,087	5,833
Total revenues	284,972	289,005

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	25,901	31,572
Salaries and benefits	38,203	41,560
Advertising and related costs	11,273	12,697
Occupancy costs	7,916	8,471
Other operating expenses	17,628	18,307
Total domestic Company-owned restaurant expenses	100,921	112,607

Variable interest entities restaurant expenses	4,809	1,793

Domestic commissary and other expenses:
Cost of sales	90,950	90,006
Salaries and benefits	8,831	8,965
Other operating expenses	10,672	11,532
Total domestic commissary and other expenses	110,453	110,503

(Income) loss from the franchise cheese-purchasing
program, net of minority interest	(7,103)	5,558
International operating expenses	5,357	5,340
General and administrative expenses	27,763	27,214
Other general expenses	4,467	2,213
Depreciation and amortization	7,955	8,006
Total costs and expenses	254,622	273,234

Operating income	30,350	15,771
Net interest	(1,284)	(1,626)
Income before income taxes	29,066	14,145
Income tax expense	10,302	4,976
Net income, including noncontrolling interests	18,764	9,169
Less: income attributable to noncontrolling interests	$(925)	$(544)
Net income, net of noncontrolling interests	$17,839	$8,625

Basic earnings per common share	$0.65	$0.30
Earnings per common share - assuming dilution	$0.64	$0.30

Basic weighted average shares outstanding	27,640	28,700
Diluted weighted average shares outstanding	27,707	28,885

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 29,	December 28,
	2009	2008
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$18,141	$10,987
Accounts receivable	22,988	23,775
Inventories	15,001	16,872
Prepaid expenses	9,655	9,797
Other current assets	5,327	5,275
Assets held for sale	1,428	1,540
Deferred income taxes	7,811	7,102
Total current assets	80,351	75,348

Investments	627	530
Net property and equipment	189,605	189,992
Notes receivable	10,340	7,594
Deferred income taxes	14,509	17,518
Goodwill	73,282	76,914
Other assets	19,147	18,572
Total assets	$387,861	$386,468

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$27,308	$29,148
Income and other taxes	17,465	9,685
Accrued expenses	48,842	54,220
Current portion of debt	8,450	7,075
Total current liabilities	102,065	100,128

Unearned franchise and development fees	5,639	5,916
Long-term debt, net of current portion	103,075	123,579
Other long-term liabilities	19,300	18,607
Total liabilities	230,079	248,230

Total stockholders' equity	157,782	138,238
Total liabilities and stockholders' equity	$387,861	$386,468

Note:
The balance sheet at December 28, 2008 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 29, 2009	March 30, 2008
	(Unaudited)	(Unaudited)
Operating activities
Net income, net of noncontrolling interests	$17,839	$8,625
Adjustments to reconcile net income to net cash provided by
operating activities:
Restaurant impairment and disposition losses	-	1,211
Provision for uncollectible accounts and notes receivable	1,497	715
Depreciation and amortization	7,955	8,006
Deferred income taxes	2,230	(4,217)
Stock-based compensation expense	921	1,247
Excess tax benefit related to exercise of non-qualified stock options	-	(55)
Other	362	184
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(115)	(1,044)
Inventories	2,042	2,353
Prepaid expenses	164	1,101
Other current assets	462	(88)
Other assets and liabilities	(162)	(257)
Accounts payable	(3,246)	(3,315)
Income and other taxes	7,780	8,877
Accrued expenses	(5,487)	(2,506)
Unearned franchise and development fees	(277)	(497)
Net cash provided by operating activities	31,965	20,340

Investing activities
Purchase of property and equipment	(5,064)	(8,710)
Purchase of investments	(97)	-
Proceeds from sale or maturity of investments	-	312
Loans issued	(3,988)	(549)
Loan repayments	507	642
Acquisitions	-	(100)
Proceeds from divestitures of restaurants	200	-
Other	-	135
Net cash used in investing activities	(8,442)	(8,270)

Financing activities
Net repayments from line of credit facility	(20,500)	(15,580)
Net proceeds from short-term debt - variable interest entities	1,375	6,600
Excess tax benefit related to exercise of non-qualified stock options	-	55
Proceeds from exercise of stock options	6,125	459
Acquisition of Company common stock	(4,958)	(2,272)
Noncontrolling interests, net of distributions	625	(56)
Other	(114)	(75)
Net cash used in financing activities	(17,447)	(10,869)

Effect of exchange rate changes on cash and cash equivalents	(9)	118
Change in cash and cash equivalents	6,067	1,319
Cash recorded from consolidation of VIEs	1,087	-
Cash and cash equivalents at beginning of period	10,987	8,877

Cash and cash equivalents at end of period	$18,141	$10,196

Restaurant Progression
Papa John's International, Inc.

	First Quarter Ended March 29, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	3	-	14	34	51
Closed	(4)	(1)	(17)	(5)	(27)
Acquired	-	-	1	-	1
Sold	(1)	-	-	-	(1)
End of Period	590	22	2,198	594	3,404

	First Quarter Ended March 30, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	4	3	22	19	48
Closed	(5)		(11)	(2)	(18)
Acquired	1	-	-	-	1
Sold	-	-	(1)	-	(1)
End of Period	648	17	2,122	451	3,238